UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2016

Triumph Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Texas	001-36722	20-0477066
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

12700 Park Central Drive, Suite 1700 Dallas, Texas		75251
(Address of principal executive offices)		(Zip Code)

(214) 365-6900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2016, Triumph Bancorp, Inc. (the “Company”), entered into amended and restated employment agreements with each of Aaron P. Graft (President and Chief Executive Officer), R. Bryce Fowler (Executive Vice President and Chief Financial Officer), and Gail Lehmann (Vice President and Secretary) with retroactive effect to January 1, 2016 (the “Effective Date”).

The employment agreements have an initial term of one year commencing on the Effective Date, subject to automatic renewal for successive one year terms unless either party delivers 60 days’ prior written notice of non-renewal (and, in the event that a change in control occurs during the then-current term, such term shall be extended to end no earlier than the second anniversary of the change in control). Each employment agreement for provides for an annual base salary, which may be increased or decreased during the term, in the amount of $427,500 for Mr. Graft, $292,500 for Mr. Fowler and $240,000 for Ms. Lehmann, and specifies that the executive is eligible to participate in the annual and long-term incentive programs maintained by the Company to the same extent as other executives of the Company.

Either the Company or the executive may terminate the executive’s employment prior to the expiration of the then-current term in accordance with the terms and conditions of the employment agreement, and if such termination of employment is by the Company without cause or by the executive for good reason (a “qualifying termination”), then the executive shall be entitled to receive, subject to execution and non-revocation of a release of claims in favor of the Company, cash severance in the amount of 1.5 times base salary for Mr. Graft, 1.25 times base salary for Mr. Fowler, and 1.0 times base salary for Ms. Lehmann, as well as, in each case, healthcare coverage continuation for a period of 18 months. However, if the qualifying termination occurs within 24 months following a change in control, then the cash severance amount is increased to a multiple of base salary plus the trailing 3-year average bonus (3 times for Mr. Graft, 2.5 times for Mr. Fowler and 2 times for Ms. Lehmann) and the healthcare coverage continuation period is increased to 36 months for Mr. Graft and Mr. Fowler and 24 months for Ms. Lehmann. The employment agreements contain a better net after-tax cutback provision in respect of the excise tax imposed under Sections 280G and 4999 of the tax code, pursuant to which the executive’s change in control-related payments and benefits will be reduced to the extent necessary to prevent any portion of such payments and benefits from becoming subject to the excise tax, but only if, by reason of that reduction, the net after-tax benefit received by the executive exceeds the net after-tax benefit that the executive would receive if no reduction was made.

The employment agreements also contain certain restrictive covenants, including a perpetual confidentiality covenant, and non-compete, employee, client, and investor non-solicit, and business non-interference covenants that apply during employment and for the one-year period immediately following termination of employment for any reason.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated March 30, 2016, by and between Triumph Bancorp, Inc. and Aaron P. Graft.

10.2	Amended and Restated Employment Agreement, dated March 30, 2016, by and between Triumph Bancorp, Inc. and Gail Lehmann.

10.3	Amended and Restated Employment Agreement, dated March 30, 2016, by and between Triumph Bancorp, Inc. and R. Bryce Fowler.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

TRIUMPH BANCORP, INC.

Date: March 30, 2016	By:	/s/ Adam D. Nelson
	Name:	Adam D. Nelson
	Title:	Senior Vice President & General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated March 30, 2016, by and between Triumph Bancorp, Inc. and Aaron P. Graft.

10.2	Amended and Restated Employment Agreement, dated March 30, 2016, by and between Triumph Bancorp, Inc. and Gail Lehmann.

10.3	Amended and Restated Employment Agreement, dated March 30, 2016, by and between Triumph Bancorp, Inc. and R. Bryce Fowler.

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